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                                                                     EXHIBIT 5.1


                   WOODS, OVIATT, GILMAN, STURMAN & CLARKE LLP
                               44 EXCHANGE STREET
                            ROCHESTER, NEW YORK 14614

                                 March 31, 1998

Omega Protein Corporation
1717 St. James Place
Suite 550
Houston, TX 77056

Attention:   Joseph L. von Rosenberg III,
             Chief Executive Officer and President

Dear Mr. von Rosenberg:

         In our capacity as counsel to Omega Protein Corporation, a Nevada corporation (the "Company"), we have been requested to furnish to you an opinion regarding the four million (4,000,000) shares of the Company's common stock, par value $.01 per share (the "Common Stock") together with up to 600,000 additional shares of Common Stock subject to an over-allotment option (collectively the "Company Shares"), to be issued by the Company in connection with the Company's initial public offering, as described in the registration statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Securities Act"). We have further been requested to furnish to you an opinion regarding the 4,000,000 shares of Common Stock together with up to 600,000 additional shares of Common Stock subject to an over-allotment option ("Selling Stockholder Shares" and together with the Company Shares the "Shares") to be sold by Zapata Corporation under the Registration Statement as described therein. We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

         We have acted as counsel to the Company in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors of the Company taken in connection with the authorization, issuance and sale of the Company Shares. We have examined such documents as we consider necessary to render this opinion.




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Omega Protein Corporation
March 31, 1998
Page -2-


         Based upon the foregoing, we are of the opinion that: (i) the Shares have been duly authorized, (ii) the Selling Stockholder Shares have been validly issued, are fully paid and non-assessable, and when sold and delivered as described in the Registration Statement, and (iii) the Company Shares when issued and delivered by the Company against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus contained therein. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

         We are members of the Bar of the State of New York and do not opine on any laws except for the State of New York, federal laws and the corporate laws of the State of Nevada. Insofar as any of our opinions herein relate to Nevada corporate law, those opinions are based solely on the opinions of Marshall, Hill, Cassas & de Lipkau delivered to us on this date relating to such matters and is subject to the qualifications and limitations stated therein.


                                Very truly yours,

                   WOODS, OVIATT, GILMAN, STURMAN & CLARKE LLP



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